KEVIN ELLIOTT JOINS NASH FINCH COMPANY AS EXECUTIVE VICE PRESIDENT, PRESIDENT AND CHIEF OPERATING OFFICER – NASH FINCH WHOLESALE/RETAIL

MINNEAPOLIS (November 29, 2012) – Nash Finch Company (Nasdaq: NAFC), a Minneapolis-based food distributor, announced that Kevin Elliott has been appointed as the Company’s Executive Vice President, President & Chief Operating Officer - Nash Finch Wholesale/Retail.  Mr. Elliott, age 46, who previously served as Senior Vice President of Merchandising, Logistics and Marketing at Seven Eleven Inc. (“7-Eleven”), joined the Company Monday November 26, 2012.

Mr. Elliott worked at 7-Eleven from 2001 to 2010, and where he was responsible for overseeing the corporate store and franchise operations as well as their national distribution network comprised of 26 distribution centers.  Mr. Elliott led many sales growth initiatives for the organization, and maintained a steady increase of consecutive, annual same-store sales for 8 years while maintaining strong margins.  Mr. Elliott has worked as a consultant with a focus on retail/distribution since leaving 7-Eleven.

As President and COO – Nash Finch Wholesale/Retail, Mr. Elliott will be responsible for the Company’s food distribution and corporate retail operations reporting to Alec C. Covington, President and Chief Executive Officer of Nash Finch Company.  Mr. Elliott’s top priority will be leading the Company’s sales-growth strategy, building upon the Company’s customer/consumer focused approach to serving independent retailers and its quality execution.  Mr. Elliott will also focus on strengthening the performance of the Company’s corporate retail banners.

“Kevin Elliott brings extensive experience in driving top line growth which will serve us well in this economic environment," said Alec Covington.  "We have positioned ourselves for growth with the impressive programs we have built to serve our independent retailers including our private label and category management programs.   Kevin’s unique blend of distribution and retail experience makes him well suited to run our food distribution and retail businesses.  We are excited to have Kevin join our team, ” concluded Covington.

Nash-Finch is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash-Finch's core business, food distribution, serves independent retailers and military commissaries in 36 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores, Egypt and Bahrain. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA®, Family Fresh Market®, No Frills®, Bag ‘N Save® and Sun Mart® trade names. Further information is available on the Company's website, www.nashfinch.com.

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CONTACT:  Maria Gallegos 952-844-1223